EXHIBIT 10.2

The Board of Directors, upon the recommendation of the Management Development and Compensation Committee, voted to amend the Employment Agreement between Raytheon Company and Jay B. Stephens, which was filed as an exhibit to Raytheon’s Annual Report on Form 10-K for the year ended December 31, 2002. Pursuant to the amendment, Mr. Stephens was added to the Schedule of Beneficiaries to the Raytheon Supplemental Executive Retirement Plan. Upon completion of five years of service with Raytheon, Mr. Stephens will receive an additional five years of pension credit and in the case of an involuntary termination, change of control, death or disability, Mr. Stephens will be treated as having ten years of service with Raytheon for purposes of any benefits provided by the Raytheon Supplemental Executive Retirement Plan. The amendment became effective during the third quarter.